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                                        EXHIBIT 10.25 R. SCOTT DOTSON AGREEMENT


                    R. Scott Dotson                    Phone:  (941)-350-5798
                    850 S. Tamiami Trail, Ste 607      Fax:    (941)--362-0706
R. SCOTT DOTSON     Sarasota, FL  34236                E-Mail: sdotson@home.com


Friday, February 11th, 2000

Mr. Sheldon C. Fenton, President
Veridien Corporation
11800 28th Street North
St. Petersburg, FL  33716

                  RE:
                  Terms of Licenses and Purchase Option relating to:
                  U.S. Patent No. 5,984,089 PREPACKAGED CONTACT LENS WEARER HAND NEUTRALIZING TOWELETTE AND CONTACT LENS REWETTING AGENT U.S. Patent Application No. 09/365,073 filed July 30, 1999 PREPACKAGED DISPOSABLE CLEANING AND NEUTRALIZING TOWELETTE And any and all amendments, variances of, continuations, continuations in part
                  And any and all improvements thereof; and any and all proprietary products
                  Relating to PREPACKAGED CONTACT LENS WEARER HAND NEUTRALIZING TOWELETTE AND CONTACT LENS REWETTING AGENT, PREPACKAGED DISPOSABLE CLEANING AND NEUTRALIZING TOWELETTE and eye ophthalmology and related products developed by Dotson;

                           Hereinafter referred to as "THE TECHNOLOGY"

Dear Shelley:

         This letter agreement reflects the terms of all license rights and purchase options relating to The Technology provided by R. Scott Dotson ("Dotson") to Veridien Corporation ("Veridien"). The terms of the agreement are as follows:

         1. Dotson represents and warrants he owns The Technology free and clear and will not, during the term of this agreement, encumber same.

         2. Dotson grants to Veridien an exclusive license right and non-exclusive rights (if applicable) related to The Technology (License Rights) in accordance with the terms of this letter. The License Rights Dotson grants shall be for an initial period



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                  of ten (10) years and automatically renews annually
                  thereafter for yearly periods to extend this agreement to the termination of the last date of protection with respect to any patents or patent pendings relating to The Technology. The License Rights may be assigned only with Dotson's written consent, not to be unreasonably withheld.

                  A) Dotson will receive a four point five (4.5%) percent royalty, paid quarterly, as consideration during the life of The Technology, which will be calculated on any and all not wholesale revenue received and collected worldwide by Veridien based upon product distributed under The Technology effective immediately.

                  B) Quarterly detailed written reports beginning immediately and accompanying each royalty payment will be provided to Dotson from Veridien due on the 15th day of the month immediately following said quarter and on reasonable notice, Dotson will be provided with access to the books and records of Veridien related to The Technology on an annual basis.

                  C) During the year 2000, there will be no minimum royalty requirement. During the year 2001 the minimum yearly sales requirement must equal or exceed two million five hundred thousand (2,500,000) units or twelve thousand ($12,000) dollars in royalties. During the year 2002, minimum yearly sales must equal or exceed five million (5,000,000) units or eighteen thousand ($18,000) dollars in royalties. During the year 2003 and beyond, the minimum yearly sales must equal or exceed ten million (10,000,000) units or twenty five thousand ($25,000) dollars in royalties. Minimum sales units or royalties must be met during each calendar year to maintain the exclusive license arrangements. Should the royalties paid during any given period fail to meet these minimum requirements, Veridien will have the option to pay the additional amounts to make up the difference to meet the dollar royalty requirement, notwithstanding that actual sales multiplied by four point five (4.5%) percent does not require a royalty amount equal to the minimum royalty amount. Accordingly, Veridien will have the ability to pay the difference in cash to meet the minimum royalty requirement and maintain the exclusive license.

3. In the event that Veridien does not meet the minimum royalty requirement in any given year, and upon ninety (90) days notice to allow for curing of failure to meet minimum payment to Dotson, then Dotson will be free to enter into a license agreement with another party with respect to his Technology and Veridien's exclusive license arrangement will then become a non-exclusive license arrangement with no minimums required. However, Dotson would still be entitled to receive the four point five (4.5%) percent royalty during the life of the license, whether or not same is exclusive or non-exclusive. After the license has become a non-exclusive license and in the event that Veridien does not meet minimum royalty requirements for a second year, then Dotson may upon ninety (90) days notice, cancel the license. Veridien may meet its obligation by paying the amount equal to both years' royalty less any payments made that year. In the



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         event that Dotson cancels the license, Veridien has the right to renegotiate with both parties acting reasonably.

4. In addition, Veridien will also have an option to purchase The Technology, including without limitation, any other continuations, continuations in part, and approval thereof. This option to purchase will be transferable only with the written consent of Dotson. This option to purchase will be exercisable for three (3) years from the date of this letter at an exercise price to be determined by a major CPA firm agreeable to both parties, which firm will act reasonably and fairly to determine the fair market value price of the value of The Technology and any benefits running the same. The minimum exercise price for the purchase of The Technology will be the sum of two hundred fifty thousand ($250,000) dollars at which time, all royalty provisions and obligations to Dotson will terminate.

5. Dotson will be available, upon request, to assist Veridien regarding manufacturing, marketing distribution of The Technology and any products related thereto at reasonable times and places so long as requests do not interfere or conflict with Dotson's then current responsibilities and Veridien pays Dotson's out-of-pocket expenses.

6. As consideration for the Licenses and purchase option and all matters related thereto, Dotson will receive seventy five thousand (75,000) commons shares of Veridien stock (an OTC public company) as a private placement entitlement. These shares will be placed in the possession of Dotson and the share certificates will reflect R. Scott Dotson as holder of said certificates.

7.       A)       Dotson will receive an option to purchase one hundred fifty thousand (150,000) common shares of Veridien stock at a purchase price of twenty five ($0.25) cent per share, provided that the net wholesale revenue of Veridien from The Technology and any products produced relating thereto reaches five hundred thousand ($500,000) dollars or a total of five million (5,000,000) units of products from The Technology are sold or otherwise distributed within the first five (5) years from the date of the first unit sold. Once either of the events referenced herein occur, Dotson will have a twelve (12) month period from that date to exercise the option to purchase the one hundred fifty thousand (150,000) Veridien shares upon payment of thirty seven thousand five hundred ($37,500) dollars.

         B) Dotson will also receive an option to purchase three hundred thousand (300,000) common shares of Veridien stock at a purchase price of twenty five ($0.25) cent per share, provided that a total of one hundred fifty million (150,000,000) units per year of products from The Technology are sold or otherwise distributed from an agreement procured by Dotson within either of the first two (2) years from the date of the first unit sold. Once the event referenced herein occurs, Dotson will have a twelve (12) month period from that date to exercise the option to purchase the three hundred thousand (300,000) Veridien shares upon payment of seventy five thousand (75,000) dollars.



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         C)       As well, Dotson will receive a cash credit of twenty two
                  thousand ($22,500) dollars upon the vesting of the warrants in paragraph 8A and Dotson will receive a cash credit of fifteen thousand ($15,000) dollars upon the vesting of the warrants in paragraph 8B. The funds will be applied to the payment obligation of Dotson pursuant to the payment of shares with respect to paragraph 8A and/or 8B as applicable.

8. Dotson will provide Veridien with all Information relating to The Technology, including copies of patents, patent pendings, proposed amendments, business plans, etc.

9. Veridien shall have ten (10) business days to review the material provided to it by Dotson and find same to its complete satisfaction. In the even that Veridien advises Dotson within the ten (10) day period of its dissatisfaction and of its desire not to proceed with the transaction then this letter of agreement shall become null and void and of no further force and effect. In the even that Veridien does not notify Dotson of its desire to cancel this letter of agreement within the ten (10) day period, then this agreement will be fully binding on all parties and will continue in full force and effect.

10. The parties agree to execute such further and other documentation as reasonably required to implement the terms of this agreement.

Please confirm your agreement with the terms of this agreement by executing a copy and returning a copy to the writer's attention. The seventy five thousand (75,000) shares of Veridien stock will be delivered immediately upon the passing of the ten (10) day due diligence period.

Acknowledged and accepted:                  Sincerely,

VERIDIEN CORPORATION                        /s/ R. Scott Dotson
     ("VRDE")
                                            R. Scott Dotson

By:         /s/ Sheldon C. Fenton
    ------------------------------------
        Sheldon C. Fenton, President


Date:  March 15, 2000
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